Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

(Stephen W. Potter)

THIS FIRST AMENDMENT AGREEMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”) is entered into as of the 17th day of June, 2021 by and between Applied Genetic Technologies Corporation, a Delaware corporation, including its successors and assigns (the “Employer” or “Company”) and Stephen W. Potter (“Executive”).

WHEREAS, the Company and Executive are parties to an Employment Agreement dated August 29, 2019 (the “Employment Agreement”); and

WHEREAS, the parties desire to amend certain provisions of the Employment Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants set forth herein and in the Employment Agreement, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Employment Agreement.

2. Effective Date. This First Amendment shall become effective on the date that it is approved by the Compensation Committee of the Company’s Board of Directors (the “Effective Date”).

3. Employment Incentive. Section 2 of the Employment Agreement is hereby amended and replaced with the following:

2.

Employment at Will. Executive is employed “at-will” which means that Executive’s employment is not for any defined term and may be terminated by either Executive or the Company at any time, with or without cause, for any or no reason, subject to the notice provisions herein. Notwithstanding the foregoing, for the one-year period commencing on July 1, 2021 and ending on June 30, 2022, so long as Executive remains employed by the Company, Executive shall receive, in addition to the compensation described in Section 4, additional compensation in the amount of $10,000.00 per month, less applicable tax withholdings and deductions (the “Additional Compensation”). The Additional Compensation will be paid to Executive on a quarterly basis during the first month following the applicable quarter, but shall be payable only for those full months during which Executive has been employed. For example, if Executive remains employed through September 15, 2021, he will receive additional compensation in the amount of $20,000, less applicable withholdings and deductions, for the completed months of July and August, 2021, payable during October, 2021.

4. RSU Award. Subject to approval by the Compensation Committee of the Company’s Board of Directors, Executive shall be granted restricted stock units (“RSUs”) for 35,000 shares of the Company’s common stock, par value $0.001 per share pursuant to and subject to the terms of the Company’s 2013 Equity and Incentive Plan on the following terms and conditions: (i) contingent upon Executive continuing to provide services to the Company through the applicable vesting date: seventy-five percent (75%) of the RSUs shall vest on June 30, 2022, and twenty-five percent (25%) of the RSUs shall vest on December 31, 2022 and (ii) the RSUs shall be evidenced by an RSU award agreement in the form most recently approved by the Compensation Committee and subject to its terms.

5. Ratification. The Employment Agreement, as amended hereby, is hereby ratified and confirmed in all respects and shall continue in full force and effect. The Employment Agreement shall, together with this First Amendment, be read and construed as a single agreement.

6. Governing Law. This First Amendment shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

7. Counterparts. This First Amendment may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the date first written above.

APPLIED GENETIC TECHNOLOGIES CORP.

By:	/s/ Susan Washer
Susan Washer
President and CEO

EXECUTIVE:

/s/ Stephen W. Potter
Stephen W. Potter